Exhibit 99.1

January 20, 2009

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP PARTICIPATES IN U.S. TREASURY

CAPITAL PURCHASE PROGRAM

ENGELHARD, NORTH CAROLINA - ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (“ECB” or “Bank”), announced today that it has completed the issuance and sale of $17.9 million in senior cumulative preferred stock under the U.S. Treasury Department’s Capital Purchase Program (CPP). This program was established pursuant to the Emergency Economic Stabilization Act of 2008 to help stabilize the financial markets and increase the flow of financing to businesses and consumers by providing additional capital to healthy banks.

Arthur H. Keeney III, President and Chief Executive Officer, stated, “Although we are well above the level at which banks and bank holding companies are classified as “well capitalized” under the capital adequacy guidelines of the Federal Deposit Insurance Corporation for insured banks, and the Federal Reserve Board for bank holding companies, we are pleased to be selected for participation in this program intended for financially strong institutions. This investment will strengthen our already solid capital ratios and our ability to support our local and regional economies during the current economic downturn.”

On a pro-forma basis as of September 30, 2008, the effect of the additional capital would have been to increase ECB’s leverage capital ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio to 11.39%, 14.22% and 15.07%, respectively, from 9.00%, 11.30% and 12.15% as of September 30, 2008.

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Under the CPP, the Treasury also received 10-year warrants to purchase 144,984 shares of ECB Bancorp, Inc. common stock at an exercise price of $18.57 per share. ECB will have the right to redeem the senior preferred stock at any time after three years. A summary of the CPP can be found on the U.S. Treasury Department’s website at http://ustreas.gov/initiatives/eesa/.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 24 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras. ECB also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

The securities sold to the U.S. Department of the Treasury under the CPP have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under that Act or an applicable exemption from registration requirements under the Act.

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